Exhibit 99.1

SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE YEAR ENDED
DECEMBER 31, 2012

SPY® Brand Products Achieved Annual Growth of 13% in 2012 over 2011
7th Consecutive Quarter of Year over Year Growth of SPY® Brand Products
Total Company Net Sales reported as $35.6 million

For Immediate Release: March 20, 2013

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three months and year ended December 31, 2012.

Annual sales of our SPY ® brand products were $35.1 million in 2012, an increase of 13% or $4.0 million, compared to $31.1 million in 2011.  SPY® brand annual sales included lower closeout sales of $2.6 million in 2012, compared to $3.0 million in 2011. Sales from our discontinued licensed brand products, which are no longer a focus of the Company, were $0.5 million in 2012, compared with licensed brand product sales of $2.2 million in 2011.  Total Company net sales increased by 7% or $2.2 million, to $35.6 million for the year ended December 31, 2012, compared to $33.4 million for the year ended December 31, 2011.

Fourth quarter sales of our SPY ® brand products were $8.1 million in 2012 , an increase of 1% or $0.1 million over the fourth quarter of 2011.  The fourth quarter SPY® brand sales included substantially lower closeout sales of $0.6 million in the fourth quarter of 2012 compared to $1.8 million in the fourth quarter of 2011, or a $1.2 million decrease due to our inventory reduction efforts in the fourth quarter of 2011.  Our discontinued licensed brand products, which are no longer a focus of the Company, were less than $0.1 million in the fourth quarter of 2012 compared with licensed product sales of $0.5 million in fourth quarter of 2011.  Total Company net sales decreased by 4% or $0.4 million, to $8.1 million in the fourth quarter of 2012, compared to $8.5 million in the fourth quarter of 2011, as a result of lower sales of the discontinued licensed brands in 2012 compared to 2011, and higher sales of SPY® brand close outs in late 2011 in connection with inventory reduction efforts.

“With continued strong SPY® brand sales, and an annual growth of 13% for 2012 over 2011, we are happy to have achieved our 7th consecutive quarter of year over year growth of SPY® brand products.  This is very encouraging for our efforts in 2013, as we have major initiatives lined up, the most important of which is our SPY® Happy Lens™ – the most innovative product SPY® has ever launched. These results also again suggest the strength of our renewed brand positioning and strategies, as also evidenced by increased market share driven by our unique new product collections,” said Michael Marckx, President and CEO.  “We are also pleased that our efforts have really paid off with improved gross margins compared to the fourth quarter and annual results of last year.  Our top line results were achieved despite significantly lower operating expenses, which in the fourth quarter of 2012 were 29% lower than the fourth quarter of 2011 and sequentially 25% better than the third quarter of 2012.  These factors together with our strong annual growth, nicely improved margins, and substantially lower spending, are the hallmarks of a strengthening brand.”

Our annual loss from operations was $5.0 million in 2012 compared to $9.4 million in 2011, or a 47% improvement.  Our loss from operations was $0.6 million in the fourth quarter of 2012 compared to $3.0 million in the fourth quarter of 2011, or an improvement of $2.4 million.

The improvement in our annual loss from operations in 2012 compared to 2011 was due to increased gross margins as a percent of sales on higher sales volumes and significantly reduced operating expenses.  The significant improvement in the loss from operations in the fourth quarter of 2012 compared to the fourth quarter 2011 was due to increased gross margins as a percent of sales related to a reduction in lower margin closeout sales and reduced licensed brand sales due to being discontinued and selling a more favorable product mix in 2012, and substantially reduced operating expenses.

We incurred an annual net loss of $7.2 million in 2012 compared to a net loss of $10.9 million in 2011.  We incurred a net loss of $1.2 million in the fourth quarter of 2012 compared to a net loss of $3.4 million in the fourth quarter of 2011.  The primary difference between the net loss and loss from operations was due to interest expense on long-term debt due to Costa Brava Partnership III, LP, our largest shareholder, which beginning in 2012 is “paid in kind” by being added to the outstanding principal balance rather than being paid in cash.

In December 2012, we borrowed an additional $0.5 million of convertible debt from Harlingwood (Alpha), LLC.  Harlingwood is a significant shareholder of the Company’s common stock.

The results of our operations for the years ended December 31, 2012 and 2011 are more fully discussed in our Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 20, 2013.

SPY Inc.:

We design, market and distribute premium products for people who are happy to be outside, especially youthful people who love action sports, motorsports, snow sports, cycling and multi-sports markets.  Our products embrace their attendant lifestyle subcultures, crossing over into more mainstream fashion, music and entertainment markets. We believe a primary strength is our ability to create distinctive products for young-minded, active people with a very different and irreverent point of view. Our core products – sunglasses, goggles and prescription frames – are marketed under the SPY® brand.

During 2011 and 2010, we also designed, manufactured and sold eyewear under the O’Neill®, Melodies by MJB® and Margaritaville® brands and in 2011, we decided to cease any new purchase orders of additional inventory for these licensed eyewear brands, and subsequently discontinued these brands, and therefore will have no sales of these licensed brands in the future.

Safe Harbor Statement:

This press release contains forward-looking statements.  These statements relate to future events or future financial performance and are subject to risks and uncertainties.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results.  Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	December 31,
	2012	2011
Assets
Current assets
Cash	$818	$727
Accounts receivable, net	5,611	4,859
Inventories, net	6,274	6,190
Prepaid expenses and other current assets	770	420
Income taxes receivable	16	—

Total current assets	13,489	12,196
Property and equipment, net	446	730
Intangible assets, net of accumulated amortization of $727 and $688 at December 31, 2012 and 2011, respectively	127	65
Other long-term assets	85	50

Total assets	$14,147	$13,041

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$4,591	$2,484
Current portion of capital leases	49	65
Current portion of notes payable	15	500
Accounts payable	1,459	1,583
Accrued expenses and other liabilities	2,604	2,679
Income taxes payable	—	8

Total current liabilities	8,718	7,319
Capital leases, less current portion	102	150
Notes payable, less current portion	32	47
Notes payable to stockholders	19,078	13,000

Total liabilities	27,930	20,516
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,098,374 and 12,955,438 shares issued and outstanding at December 31, 2012 and 2011, respectively	1	1
Additional paid-in capital	44,403	43,492
Accumulated other comprehensive income	494	471
Accumulated deficit	(58,681)	(51,439)

Total stockholders’ deficit	(13,783)	(7,475)

Total liabilities and stockholders’ deficit	$14,147	$13,041

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Net sales	$8,112	$8,480	$35,609	$33,355
Cost of sales	4,545	5,669	19,189	19,004

Gross profit	3,567	2,811	16,420	14,351
Operating expenses:
Sales and marketing	2,552	3,469	13,814	12,330
General and administrative	1,211	2,213	6,285	8,460
Shipping and warehousing	159	165	767	619
Research and development	222	110	587	555
Other operating expense	-	(138)	-	1,814

Total operating expenses	4,144	5,819	21,453	23,778

Loss from operations	(577)	(3,008)	(5,033)	(9,427)
Other income (expense):
Interest expense	(712)	(420)	(2,388)	(1,384)
Foreign currency transaction gain (loss)	57	2	137	(66)
Other (expense) income	21	(4)	50	(31)

Total other expense	(634)	(422)	(2,201)	(1,481)

Loss before provision for income taxes	(1,211)	(3,430)	(7,234)	(10,908)
Income tax provision	8	4	8	32

Net loss	$(1,219)	$(3,434)	$(7,242)	$(10,940)

Net loss per share of Common Stock
Basic	$(0.09)	$(0.27)	$(0.56)	$(0.86)

Diluted	$(0.09)	$(0.27)	$(0.56)	$(0.86)

Shares used in computing net loss per share of Common Stock
Basic	13,544	12,719	13,047	12,742

Diluted	13,544	12,719	13,047	12,742

Other comprehensive income (loss)
Foreign currency translation adjustment	(144)	256	(109)	143
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	177	(323)	132	(223)

Total other comprehensive income (loss)	33	(67)	23	(80)

Comprehensive loss	$(1,186)	$(3,501)	$(7,219)	$(11,020)